Press Contact:    Nicole Anderson
Ciena Corporation
(877) 857 -7377
pr@ciena.com

Investor Contact:    Gregg Lampf
Ciena Corporation
(888) 243–6273
ir@ciena.com
FOR IMMEDIATE RELEASE

Ciena Announces Private Exchange Transactions
for Convertible Senior Notes

Extends Debt Maturity and Strengthens Balance Sheet

HANOVER, Md. – December 19, 2012 – Ciena® Corporation (NASDAQ: CIEN) has entered into separate, privately negotiated exchange agreements under which it will retire $187.5 million in aggregate principal amount of its outstanding 4.0% Convertible Senior Notes due 2015 (the “2015 Notes”) in exchange for its issuance of a new series of 4.0% Convertible Senior Notes due 2020 (the “2020 Notes”) in an aggregate original principal amount of $187.5 million. The 2020 Notes will mature on December 15, 2020. Following these transactions, $187.5 million in aggregate principal amount of the 2015 Notes will remain outstanding with terms unchanged.

“By extending the maturity of half of our outstanding 2015 convertible notes to 2020 we have strengthened our balance sheet and enhanced our financial flexibility,” said Jim Moylan, Ciena’s Chief Financial Officer. “Further, we have accomplished this without increasing our annual cash interest expense or adding incremental share dilution relative to the 2015 Notes being retired.”

Certain terms of the 2020 Notes will remain the same as the 2015 Notes they replace, including the 4% annual cash interest rate and the conversion rate of 49.0557 shares of Ciena common stock per $1,000 in original principal amount, which is equal to an initial conversion price of $20.385 per share.

Unlike the 2015 Notes, the principal amount of the 2020 Notes will accrete at a rate of 1.85% per year commencing December 27, 2012, compounding on a semi-annual basis. The accreted portion of the principal is payable in cash upon maturity but does not bear cash interest and is not convertible into Ciena common stock. Accretion of principal will be reflected as a non-cash component of interest expense on Ciena’s statement of income during the term of the 2020 Notes.

The 2020 Notes also provide Ciena with the option, at its election, to convert the new notes in whole or in part, prior to maturity, into the underlying common stock, provided the trading price of Ciena’s common stock exceeds $26.50 (or 130% of the then applicable conversion price) for the required measurement period. If the Company elects to convert the 2020 Notes on or before maturity, holders receive a make-whole premium payable in Ciena common stock, or its cash equivalent, at the election of the Company.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful. The 2020 Notes and the shares of Ciena common stock issuable upon conversion of the 2020 Notes will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from registration requirements.

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About Ciena
Ciena is the network specialist. We collaborate with customers worldwide to unlock the strategic potential of their networks and fundamentally change the way they perform and compete. Ciena leverages its deep expertise in packet and optical networking and distributed software automation to delivering solutions in alignment with OPn, its approach for building open next-generation networks. We enable a high-scale, programmable infrastructure that can be controlled and adapted by network-level applications, and provide open interfaces to coordinate computing, storage and network resources in a unified, virtualized environment. We routinely post recent news, financial results and other important announcements and information about Ciena on our website. For more information, visit www.ciena.com.

Note to Ciena Investors
Forward-looking statements. This press release contains certain forward-looking statements that involve risks and uncertainties. These statements are based on current expectations, forecasts, assumptions and other information available to the Company as of the date hereof. Forward-looking statements include statements regarding Ciena's expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would" or similar words. Ciena's actual results, performance or events may differ materially from these forward-looking statements made or implied due a number of risks and uncertainties relating to Ciena's business, including: the effect of broader economic and market conditions on our customers and their business; changes in network spending or network strategy by large communication service providers; seasonality and the timing and size of customer orders, including our ability to recognize revenue relating to such sales; the level of competitive pressure we encounter; the product, customer and geographic mix of sales within the period; supply chain disruptions and the level of success relating to efforts to optimize Ciena's operations; changes in foreign currency exchange rates affecting revenue and operating expense; and the other risk factors disclosed in Ciena's Report on Form 10-Q filed with the Securities and Exchange Commission on September 5, 2012. Ciena assumes no obligation to update any forward-looking information included in this press release.